Sterling Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

http://www.sterlingbancorp.com

FOR IMMEDIATE RELEASE
April 30, 2014

STERLING BANCORP CONTACT:
Luis Massiani, EVP & Chief Financial Officer
845.369.8040

Sterling Bancorp Announces Results for the Second Fiscal Quarter and Six Months ended March 31, 2014
Strong quarter performance highlighted by core diluted earnings per share of $0.16, GAAP diluted earnings per share of $0.12, and annualized commercial loan growth of 17.7%.

Key Highlights for the Second Fiscal Quarter 2014

▪	First full fiscal quarter as the combined Sterling Bancorp (merger of legacy Provident New York Bancorp and legacy Sterling Bancorp).

▪	Total revenue excluding securities gains was $66.4 million.

▪	Tax equivalent net interest margin was 3.76%, compared to 3.58% in the linked quarter and 3.41% in the second quarter of fiscal 2013.

▪	Total non-interest income was $12.4 million, which represented 18.6% of total revenue.

▪	Core operating efficiency ratio was 62.0%.

▪	Annualized commercial loan growth of 17.7% over prior quarter.

▪	Annualized deposit growth (including municipal deposits) of 23.7% over prior quarter.

▪	Core return on average tangible assets was 0.85%, compared to 0.66% in the linked quarter and 0.77% in the second quarter of fiscal 2013.

▪	Core return on average tangible equity was 10.8%, compared to 8.6% in the linked quarter and 8.7% in the second quarter of fiscal 2013.

MONTEBELLO, N.Y. – April 30, 2014 – Sterling Bancorp (NYSE: STL), the parent company of Sterling National Bank, today announced results for the quarter and six months ended March 31, 2014. Net income for the quarter was $10.3 million, or $0.12 per diluted share, compared to net income of $6.5 million, or $0.15 per diluted share for the same quarter last year and net loss of $(14.0) million, or $(0.20) per diluted share, which included a number of merger-related expenses and other charges, for the linked quarter ended December 31, 2013. For the six months ended March 31, 2014, net loss was $(3.7) million, or $(0.05) per diluted share, compared to net income of $13.5 million, or $0.31 per diluted share for the six months ended March 31, 2013.

Results for the quarter and six months ended March 31, 2014 were impacted by pre-tax merger-related expenses associated with the legacy Sterling Bancorp merger transaction and pre-tax charges for asset write-downs and the settlement of benefit plan obligations. In total, merger-related expenses and other charges were $4.0 million in the second fiscal quarter of 2014 and $39.0 million in the six months ended March 31, 2014. Excluding the impact of these items, net income for the second fiscal quarter of 2014 was $13.2 million, or $0.16 per diluted share and net income for the six months ended March 31, 2014 was $22.7 million, or $0.29 per diluted share.

See the reconciliation of the Company’s non-GAAP financial measures included in this press release beginning on page 10. Non-GAAP financial measures include references to the terms “core” or “excluding”.

President’s Comments
Jack Kopnisky, President and CEO, commented: “During the quarter we continued to successfully execute our strategy of building a high performance regional bank that delivers superior service to our small and middle market commercial clients and consumers. We have made significant progress in the integration of legacy Sterling Bancorp, as evidenced by our strong results in the quarter which included higher profitability, double-digit loan growth and a significant improvement in operating efficiency.

“Core earnings for the quarter were $13.2 million and core earnings per diluted share were $0.16. Our profitability ratios continued to improve; for the quarter, our core return on average tangible assets was 0.85% and core return on average tangible equity was 10.8%. This compares to 0.77% and 8.7%, respectively for the same quarter a year ago.

“We experienced strong loan growth across multiple asset classes. As of March 31, 2014, total loans including loans held for sale were $4.3 billion, which represented annualized growth of 11.4% over the prior quarter end. Focusing on our commercial portfolio, which includes commercial and industrial loans, commercial real estate loans and specialty lending businesses, commercial loan balances grew by $145.4 million to $3.4 billion, which represented annualized growth of 17.7% over the prior quarter end.

“Our funding and liquidity position remains strong and the increase in our deposit balances also highlights the success of the merger integration. As of March 31, 2014, our retail and commercial transaction, money market and savings accounts were $3.7 billion, which represented annual growth of 7.2% over balances at December 31, 2013. We have re-started our recruiting efforts and hired 11 new relationship bankers during the second quarter. We anticipate that our existing and new commercial relationship teams will continue to drive significant loan and deposit growth.

“We continue to focus on diversifying and improving our revenue mix. Non-interest income was $12.4 million for the quarter, which represented approximately 18.6% of total revenue. We continue to see significant opportunities to grow our specialty lending businesses, which we anticipate will allow us to grow fee income and increase the proportion of fee income to total revenue to approximately 20% - 25% over time.

“We have also begun to realize the anticipated cost savings from the merger. For the quarter, our core operating efficiency ratio was 62.0%, which compares to 65.4% in the linked quarter and 67.4% in the same quarter a year ago. We anticipate we will continue to improve operating efficiency as we realize the benefits of becoming a larger, more diversified company.

“Net charge-offs against the allowance for loan losses for the quarter ended March 31, 2014 were $3.4 million, compared to $1.3 million in the prior quarter. A significant portion of these charge-offs were associated with three acquisition, development and construction relationships, a portfolio we are in the process of liquidating. The allowance for loan losses to total loans, excluding loans acquired in the Gotham and legacy Sterling Bancorp transactions that were recorded at fair value at their acquisition dates and continue to carry no allowance, was 1.12%.

“Today we also announced plans to redeem all of the issued and outstanding 8.375% Cumulative Trust Preferred Securities of Sterling Bancorp Trust I on June 1, 2014, which will generate significant interest expense savings.

“Our capital position remains strong. At March 31, 2014, our tangible equity to tangible assets ratio was 7.69% and our Tier 1 leverage ratio at Sterling National Bank was 9.83%. We have ample capital and liquidity to support our growth and execute our strategy. Lastly, I am pleased to announce our Board of Directors has declared a dividend on our common stock of $0.07 per share payable on May 22, 2014 to our holders on the record date of May 12, 2014.”

Net Interest Income and Margin
Second quarter fiscal 2014 compared to the second quarter fiscal 2013
Net interest income was $54.0 million, up $26.2 million compared to the second quarter of fiscal 2013. This was mainly the result of higher average loans and investment securities balances and an increase in net interest margin due to the merger transaction with legacy Sterling Bancorp. The tax-equivalent yield on investments increased 45 basis points and yield on loans increased 12 basis points. Yield on loans included $2.6 million in accretion of the fair value discount associated with the loans acquired from Gotham and legacy Sterling Bancorp. The cost of total deposits was 19 basis points and the cost of borrowings was 3.01%. The net interest margin on a tax-equivalent basis was 3.76% compared to 3.41% for the same period a year ago.

Second quarter fiscal 2014 compared with linked quarter ended December 31, 2013
Net interest income increased $8.2 million compared to the linked quarter ended December 31, 2013. The increase in net interest income for the second quarter was due to higher average loans and investment securities balances and an increase in net interest margin due to the legacy Sterling Bancorp merger transaction. Average earning assets for the quarter were $6.0 billion, the yield on loans increased to 5.05% and tax-equivalent yield on interest earning assets was 4.25%. Tax-equivalent net interest margin increased to 3.76% from 3.58% in the linked quarter.

Non-interest Income
Second quarter fiscal 2014 compared with second quarter fiscal 2013
Excluding net gains and losses on sale of securities, non-interest income increased $7.7 million to $12.4 million during the second quarter of fiscal 2014. The increase was mainly due to an increase in fees associated with service charges on deposits, fees generated in the factoring and payroll finance businesses and gain on sale income in mortgage banking. The Company realized a net gain on sale of securities of $60 thousand for the second quarter of fiscal 2014 compared to net gain on sale of securities of $2.2 million in the year ago quarter.

Second quarter fiscal 2014 compared with linked quarter ended December 31, 2013
Excluding net gains and losses on sale of securities, non-interest income increased $2.6 million to $12.4 million during the second fiscal quarter of 2014. The increase was mainly due to the factors discussed above. The Company realized a net loss on sale of securities of $645 thousand in the linked quarter ended December 31, 2013.

Non-interest Expense
Second quarter fiscal 2014 compared with second quarter fiscal 2013
Non-interest expense increased $23.4 million relative to the second quarter of fiscal 2013 to $46.7 million, principally the result of increased compensation and benefits expense, occupancy and office operations expense, and other expenses due to the legacy Sterling Bancorp merger transaction. Other expenses for the quarter included merger-related expenses of $388 thousand, a charge related to the core banking systems conversion of $423 thousand, severance compensation of $255 thousand, a charge on the settlement of the legacy Provident employee stock ownership plan and a portion of the legacy Sterling Bancorp defined benefit pension plan obligations of $1.5 million, and the amortization of non-compete agreements of approximately $1.5 million. The charge related to the core systems conversion mainly represented consulting fees and personnel training costs incurred in connection with the integration of the legacy Provident Bank and legacy Sterling National Bank technology systems. The merger-related charges incurred in the second fiscal quarter of 2014 represented final expenses related to client communications, branding, relocation of personnel and professional fees.

Second quarter fiscal 2014 compared with the linked quarter ended December 31, 2013
Non-interest expense decreased $26.3 million compared to the linked quarter. The Company incurred merger-related expenses of $9.1 million and a charge for asset write-downs, retention and severance compensation of $22.2 million in the quarter ended December 31, 2013. The decrease in these expenses between the two periods was partially offset by higher expenses given legacy Sterling Bancorp’s operations were fully incorporated in the Company’s results in the second fiscal quarter of 2014.

Income Taxes
In the second quarter of fiscal 2014 the Company recorded income taxes at a rate of 30.8% compared to an effective tax benefit rate of 33.2% in the linked quarter and 25.2% for the same period in fiscal 2013. Income tax expense for the period was principally impacted by higher pre-tax income, a lower proportion of interest earned on municipal securities and income on bank owned life insurance, and an investment in low income housing tax credits. We have reviewed the changes to the New York State tax laws enacted March 31, 2014 and determined the impact to our financial statements will be immaterial.

Key Balance Sheet Highlights Year-to-Date at March 31, 2014

▪	Total assets were $6.9 billion.

▪	Total loans including loans held for sale were $4.3 billion.

▪
Commercial and industrial loans represented 43.1%, commercial real estate loans represented 38.0%, consumer and residential mortgage loans represented 16.8%, and acquisition, development and construction loans represented 2.1% of the total loan portfolio.

▪
Commercial loan growth, which includes commercial and industrial loans, commercial real estate loans and specialty lending businesses was $145.4 million for the quarter ended March 31, 2014, and represented annualized growth of 17.7% over the prior quarter.

▪	Securities, excluding FHLB and FRB Stock, were $1.8 billion and represented 25.4% of total assets.

▪	Total deposits were $5.2 billion.

▪	Transaction, money market and savings deposits (including municipal deposits) were $4.7 billion and represented 89.8% of total deposits.

▪
The allowance for loan losses was $32.0 million and represented 1.12% of total loans excluding the impact of loans acquired in the Gotham transaction and the legacy Sterling Bancorp merger transactions that were recorded at fair value at the acquisition date and continue to carry no allowance for loan losses.

▪	Tangible book value per share was $5.97.

Credit Quality
Non-performing loans increased $16.8 million to $55.2 million at March 31, 2014 compared to $38.4 million at December 31, 2013. This increase was mainly due to three acquisition, development and construction relationships that were reclassified as non-performing loans during the quarter. Net charge-offs for the second quarter that were charged to the allowance for loan losses were $3.4 million compared to $1.3 million in the linked quarter. The allowance for loan losses at March 31, 2014 was $32.0 million, which represented 58.0% of non-performing loans and 0.75% of our total loan portfolio. The increase in the balance of the allowance for loan losses was mainly related to the higher balance of loans outstanding at March 31, 2014. The allowance for loan losses to total loans, excluding loans acquired in the Gotham and legacy Sterling Bancorp merger transactions that were recorded at fair value at the acquisition dates and continue to carry no allowance, was 1.12% at March 31, 2014. Please refer to the Company’s reconciliation of this non-GAAP measure on page 10.

Capital
The Company’s stockholders’ equity was $936.5 million at March 31, 2014, an increase of $453.6 million relative to September 30, 2013. The increase in stockholders’ equity was mainly the result of the legacy Sterling Bancorp merger transaction, which increased capital by $457.8 million. Other contributors to the change in capital included an increase in other comprehensive income of $1.0 million and items related to stock-based compensation of $4.3 million. These increases were partially offset by the net loss of ($3.7 million) and dividends of $5.9 million declared during the first six months of fiscal 2014.

Tangible book value per share decreased from $7.08 at September 30, 2013 to $5.97 at March 31, 2014. Total goodwill and other intangible assets were $437.7 million at March 31, 2014, an increase of $268.7 million over September 30, 2013. For the quarter ended March 31, 2014, basic and diluted weighted average common shares outstanding increased to 83.5 million and 83.8 million, compared to 43.7 million basic shares and 43.9 million diluted shares, respectively, for the quarter ended September 30, 2013. The increase in basic and diluted shares is mainly the result of the issuance of 39.1 million shares of common stock in October 2013 in connection with the legacy Sterling Bancorp merger transaction. Total shares outstanding at March 31, 2014 were approximately 83.5 million.

Consolidated tangible equity to tangible assets was 7.69% at March 31, 2014 and Sterling National Bank remained well capitalized with a Tier 1 leverage ratio of 9.83%.

Sterling Bancorp will host a teleconference and webcast on Thursday, May 1, 2014 at 10:30 AM EDT to discuss the Company’s results. Interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website www.sterlingbancorp.com. Analysts are invited to listen by dialing (855) 877-0343, Conference ID #27833566. A replay of the teleconference can be accessed through the Company’s website.

About Sterling Bancorp
Headquartered in Montebello, N.Y., Sterling Bancorp is the holding company for Sterling National Bank, a growing full service commercial bank with $6.9 billion in assets that specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City metropolitan region through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp web site at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling Bancorp’s current expectations about its future results, plans, operations and prospects and involve certain risks, including the following: difficulties and delays in integrating the combined businesses of Provident New York Bancorp and legacy Sterling Bancorp or fully realizing cost savings and other benefits; inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; customer disintermediation; and the success of Sterling Bancorp in managing those risks. Other factors that could cause Sterling Bancorp’s actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of Sterling Bancorp’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	3/31/2014	9/30/2013	3/31/2013
Assets:
Cash and due from banks	$164,645	$113,090	$73,396
Investment securities	1,760,575	1,208,392	1,129,213
Loans held for sale	21,348	1,011	1,040
Loans:
Residential mortgage	512,875	400,009	365,485
Commercial real estate	1,614,002	1,277,037	1,149,463
Commercial and industrial	1,827,374	439,787	370,246
Acquisition, development and construction	90,905	102,494	118,115
Consumer	199,198	193,571	201,246
Total loans, gross	4,244,354	2,412,898	2,204,555
Allowance for loan losses	(32,015)	(28,877)	(27,544)
Total loans, net	4,212,339	2,384,021	2,177,011
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank Stock, at cost	53,346	24,312	20,251
Accrued interest receivable	18,154	11,698	11,819
Premises and equipment, net	49,041	36,520	37,617
Goodwill	387,286	163,117	163,117
Other intangibles	50,441	5,891	6,538
Bank owned life insurance	117,572	60,914	59,916
Other real estate owned	9,275	6,022	5,486
Other assets	80,397	34,184	25,036
Total assets	$6,924,419	$4,049,172	$3,710,440
Liabilities:
Deposits	$5,211,724	$2,962,294	$2,799,658
FHLB borrowings	489,801	442,602	347,450
Other borrowings	19,991	20,351	20,526
Senior notes	98,215	98,033	—
Subordinated debentures	26,509	—	—
Mortgage escrow funds	8,711	12,646	17,582
Other liabilities	133,002	30,380	30,513
Total liabilities	5,987,953	3,566,306	3,215,729
Stockholders’ equity	936,466	482,866	494,711
Total liabilities and stockholders’ equity	$6,924,419	$4,049,172	$3,710,440

Shares of common stock outstanding at period end	83,544,307	44,351,046	44,353,276
Book value per share	$11.21	$10.89	$11.15
Tangible book value per share	5.97	7.08	7.33

Sterling Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS                        (unaudited, in thousands, except share and per share data)

	For the Quarter Ended			For the Six Months Ended
	3/31/2014	12/31/2013	3/31/2013	3/31/2014	3/31/2013
Interest and dividend income:
Loans and loan fees	$50,312	$43,288	$26,378	$93,600	$53,449
Securities taxable	7,573	6,903	4,288	14,475	8,572
Securities non-taxable	2,674	2,161	1,490	4,835	2,947
Other earning assets	766	359	264	1,125	597
Total interest income	61,325	52,711	32,420	114,035	65,565
Interest expense:
Deposits	2,394	1,834	1,624	4,135	3,721
Borrowings	4,903	5,001	2,977	9,997	6,102
Total interest expense	7,297	6,835	4,601	14,132	9,823
Net interest income	54,028	45,876	27,819	99,903	55,742
Provision for loan losses	4,800	3,000	2,600	7,800	5,550
Net interest income after provision for loan losses	49,228	42,876	25,219	92,103	50,192
Non-interest income:
Accounts receivable / factoring commissions and other fees	3,500	2,226	—	5,720	—
Mortgage banking income	2,383	1,616	507	3,999	1,253
Deposit fees and service charges	3,904	3,942	2,736	7,846	5,514
Net gain (loss) on sale of securities	60	(645)	2,229	(585)	3,645
Investment management fees	542	540	422	1,083	1,127
Bank owned life insurance	729	740	491	1,469	1,000
Other	1,297	729	467	2,032	1,972
Total non-interest income	12,415	9,148	6,852	21,564	14,511
Non-interest expense:
Compensation and benefits	25,263	23,554	11,805	48,819	24,104
Stock-based compensation plans	927	991	679	1,918	1,179
Occupancy and office operations	7,254	6,333	3,954	13,587	7,764
Merger-related expenses	388	9,068	542	9,456	542
Advertising and promotion	422	309	535	731	779
Professional fees	1,500	1,818	912	3,319	2,127
Data and check processing	663	595	823	1,258	1,472
Amortization of intangible assets	2,511	1,875	388	4,386	649
FDIC insurance and regulatory assessments	1,567	1,164	753	2,731	1,471
Other real estate owned expense	61	368	915	429	1,200
Other	6,167	26,899	2,033	33,065	4,598
Total non-interest expense	46,723	72,974	23,339	119,699	45,885
Income (loss) before income tax expense	14,920	(20,950)	8,732	(6,032)	18,818
Income tax expense (benefit)	4,588	(6,948)	2,203	(2,361)	5,269
Net income (loss)	$10,332	$(14,002)	$6,529	$(3,671)	$13,549
Basic earnings per share	$0.12	$(0.20)	$0.15	$(0.05)	$0.31
Diluted earnings per share	0.12	(0.20)	0.15	(0.05)	0.31
Dividends declared per share	0.07	—	0.06	0.07	0.12
Weighted average common shares:
Basic	83,497,765	70,493,305	43,743,640	76,924,082	43,704,163
Diluted	83,794,107	70,493,305	43,848,486	76,924,082	43,790,915

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Total assets	$6,924,419	$6,667,437	$4,049,172	$3,824,429	$3,710,440
Securities available for sale	1,233,310	1,153,313	954,393	889,747	945,678
Securities held to maturity	527,265	508,337	253,999	175,977	183,535
Loans, gross [1]	4,244,354	4,127,141	2,412,898	2,336,534	2,204,555
Goodwill	387,286	387,517	163,117	163,117	163,117
Other intangibles	50,441	53,020	5,891	6,201	6,538
Deposits	5,211,724	4,920,564	2,962,294	2,739,214	2,799,658
Municipal deposits (included above)	926,618	673,656	757,066	465,566	537,070
Borrowings	634,516	696,270	560,986	552,805	367,976
Stockholders’ equity	936,466	925,109	482,866	480,165	494,711
Tangible equity	498,739	484,572	313,858	310,847	325,056
Average Balances
Total assets	$6,747,546	$6,013,816	$3,907,960	$3,745,356	$3,804,660
Loans, gross:
Residential mortgage	520,887	491,231	379,640	366,823	360,840
Commercial real estate	1,580,454	1,466,986	1,247,055	1,175,094	1,138,333
Commercial and industrial	1,625,720	1,268,492	443,349	398,622	368,896
Acquisition, development and construction	93,531	98,691	104,856	114,286	122,937
Consumer	199,834	200,637	194,718	199,861	203,492
Loans, total [1]	4,020,426	3,526,037	2,369,618	2,254,686	2,194,498
Securities (taxable)	1,386,538	1,330,646	963,949	909,312	967,889
Securities (non-taxable)	324,470	250,520	157,480	184,325	181,803
Total earning assets	5,985,054	5,207,436	3,529,321	3,378,655	3,403,209
Deposits:
Non-interest bearing demand	1,640,125	1,361,622	669,067	625,684	641,194
Interest bearing demand	761,409	619,746	426,602	461,390	508,129
Savings (including mortgage escrow funds)	613,131	622,530	601,272	581,106	575,380
Money market	1,461,774	1,182,858	715,351	777,857	877,101
Certificates of deposit	582,580	565,462	335,616	338,017	355,917
Total deposits and mortgage escrow	5,059,019	4,352,218	2,747,908	2,784,054	2,957,721
Borrowings	660,486	709,125	653,147	440,579	345,717
Equity	934,304	780,241	478,491	494,049	492,725
Tangible equity	494,697	432,703	309,327	324,540	322,683
Condensed Tax Equivalent Income Statement
Interest and dividend income	$61,325	$52,711	$33,903	$32,593	$32,420
Tax equivalent adjustment*	1,440	1,164	666	808	802
Interest expense	7,297	6,835	5,795	4,276	4,601
Net interest income (tax equivalent)	55,468	47,040	28,774	29,125	28,621
Provision for loan losses	4,800	3,000	2,700	3,900	2,600
Net interest income after provision for loan losses	50,668	44,040	26,074	25,225	26,021
Non-interest income	12,415	9,148	6,600	6,581	6,852
Non-interest expense	46,723	72,974	23,367	21,789	23,339
Income (loss) before income tax expense	16,360	(19,786)	9,307	10,017	9,534
Income tax expense (benefit) (tax equivalent)*	6,028	(5,784)	3,978	3,641	3,005
Net income (loss)	$10,332	$(14,002)	$5,329	$6,376	$6,529
[1] Does not reflect allowance for loan losses of $32,015, $30,612, $28,877, $28,374 and $27,544.
*Tax exempt income assumed at a statutory 35% federal tax rate.

Sterling Bancorp and Subsidiaries                                        SELECTED FINANCIAL RATIOS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
Per Share Data	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Basic earnings per share	$0.12	$(0.20)	$0.12	$0.15	$0.15
Diluted earnings per share	0.12	(0.20)	0.12	0.15	0.15
Dividends declared per share	0.07	—	0.12	0.06	0.06
Tangible book value per share	5.97	5.77	7.08	7.01	7.33
Shares of common stock outstanding	83,544,307	83,955,647	44,351,046	44,353,276	44,353,276
Basic weighted average common shares outstanding	83,497,765	70,493,305	43,742,903	43,801,867	43,743,640
Diluted weighted average common shares outstanding	83,794,107	70,493,305	43,859,834	43,906,158	43,848,486
Performance Ratios (annualized)
Return on average assets	0.62%	(0.92)%	0.54%	0.68%	0.70%
Return on average equity	4.48%	(7.12)%	4.42%	5.18%	5.37%
Return on average tangible equity [1]	8.47%	(12.84)%	6.83%	7.88%	8.21%
Core operating efficiency [1]	62.0%	65.4%	64.7%	59.1%	67.4%
Analysis of Net Interest Income
Yield on loans	5.05%	4.88%	4.70%	4.80%	4.93%
Yield on investment securities - tax equivalent[2]	2.77%	2.57%	2.35%	2.38%	2.32%
Yield on earning assets - tax equivalent[2]	4.25%	4.10%	3.89%	3.97%	3.96%
Cost of deposits	0.19%	0.17%	0.15%	0.17%	0.22%
Cost of borrowings	3.01%	2.80%	2.88%	2.84%	3.49%
Cost of interest bearing liabilities	0.73%	0.73%	0.84%	0.66%	0.70%
Net interest rate spread - tax equivalent basis[2]	3.52%	3.37%	3.05%	3.31%	3.26%
Net interest margin - tax equivalent basis[2]	3.76%	3.58%	3.23%	3.46%	3.41%
Capital
Tier 1 leverage ratio - Bank only	9.83%	10.58%	9.33%	8.49%	8.62%
Tier 1 risk-based capital - Bank only	$622,878	$593,462	$363,274	$311,507	$304,696
Total risk-based capital - Bank only	655,288	624,469	392,376	340,077	332,447
Tangible equity as a % of tangible assets - consolidated [1]	7.69%	7.78%	8.09%	8.50%	9.18%
Asset Quality
Non-performing loans (NPLs) non-accrual	$54,877	$35,597	$22,807	$27,244	$27,019
Non-performing loans (NPLs) still accruing	280	2,845	4,099	4,216	4,257
Other real estate owned	9,275	11,751	6,022	4,376	5,486
Non-performing assets (NPAs)	64,432	50,193	32,928	35,836	36,762
Net charge-offs	3,397	1,265	2,197	3,070	3,170
Net charge-offs as a % of average loans (annualized)	0.34%	0.14%	0.37%	0.54%	0.58%
NPLs as a % of total loans	1.30%	0.93%	1.12%	1.35%	1.42%
NPAs as a % of total assets	0.93%	0.75%	0.81%	0.94%	0.99%
Allowance for loan losses as a % of NPLs	58.0%	79.6%	107.3%	90.2%	88.1%
Allowance for loan losses as a % of total loans	0.75%	0.74%	1.20%	1.21%	1.25%
Allowance for loan losses as a % of total loans, excluding Gotham and legacy Sterling loans[1]	1.12%	1.24%	1.27%	1.30%	1.36%
Special mention loans	$39,964	$38,834	$13,530	$24,327	$41,778
Substandard / doubtful loans	82,673	77,337	61,095	62,165	70,688
[1] See reconciliation of non-GAAP measure on following page.
[2] Tax equivalent adjustment represents interest income earned on municipal securities divided by the applicable Federal tax rate of 35% for all periods presented.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors.
The following table shows the reconciliation of stockholders’ equity to tangible equity and the tangible equity ratio:
Total assets	$6,924,419	$6,667,437	$4,049,172	$3,824,429	$3,710,440
Goodwill and other intangibles	(437,727)	(440,537)	(169,008)	(169,318)	(169,655)
Tangible assets	6,486,692	6,226,900	3,880,164	3,655,111	3,540,785
Stockholders’ equity	936,466	925,109	482,866	480,165	494,711
Goodwill and other intangibles	(437,727)	(440,537)	(169,008)	(169,318)	(169,655)
Tangible stockholders’ equity	498,739	484,572	313,858	310,847	325,056
Shares of common stock outstanding at period end	83,544,307	83,955,647	44,351,046	44,353,276	44,353,276
Tangible equity as a % of tangible assets	7.69%	7.78%	8.09%	8.50%	9.18%
Tangible book value per share	$5.97	$5.77	$7.08	$7.01	$7.33
The Company believes that tangible equity is useful as a tool to help assess a company’s capital position.

The following table shows the reconciliation of return on average tangible equity and core return on average tangible equity:
Average stockholders’ equity	$934,304	$780,241	$478,491	$494,049	$492,725
Average goodwill and other intangibles	(439,613)	(347,538)	(169,164)	(169,509)	(170,042)
Average tangible stockholders’ equity	494,691	432,703	309,327	324,540	322,683
Net income (loss)	10,332	(14,002)	5,329	6,376	6,529
Net income (loss), if annualized	41,902	(55,551)	21,142	25,574	26,479
Return on average tangible equity	8.47%	(12.84)%	6.83%	7.88%	8.21%
Core net income (see reconciliation on page 11)	$13,203	$9,374	$6,117	$7,426	$6,934
Annualized core net income	53,546	37,190	24,269	29,786	28,121
Core return on average tangible equity	10.82%	8.59%	7.85%	9.18%	8.71%
The Company believes that the return on average tangible stockholders’ equity is useful as a tool to help assess a company’s use of tangible equity.

The following table shows the reconciliation of the allowance for loan losses to total loans and to total loans excluding Gotham and legacy Sterling Bancorp loans:
Total loans	$4,244,354	$4,127,141	$2,412,898	$2,336,534	$2,204,555
Gotham loans	(101,273)	(117,046)	(133,493)	(152,825)	(176,383)
Legacy Sterling loans	(1,277,335)	(1,539,962)	—	—	—
Total loans, excluding Gotham and legacy Sterling loans	2,865,746	2,470,133	2,279,405	2,183,709	2,028,172
Allowance for loan losses	32,015	30,612	28,877	28,374	27,544
Allowance for loan losses to total loans	0.75%	0.74%	1.20%	1.21%	1.25%
Allowance for loan losses to total loans, excluding Gotham and legacy Sterling loans	1.12%	1.24%	1.27%	1.30%	1.36%
As required by GAAP, the Company recorded at fair value the loans acquired in the Gotham and legacy Sterling Bancorp transactions. These loans carry no allowance for loan losses for the periods reflected above.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
The following table shows the reconciliation of the core operating efficiency ratio:
Net interest income	$54,028	$45,876	$28,108	$28,317	$27,819
Non-interest income	12,415	9,148	6,600	6,581	6,852
Total net revenues	66,443	55,024	34,708	34,898	34,671
Tax equivalent adjustment on securities interest income	1,440	1,164	666	808	802
Net (gain) loss on sale of securities	(60)	645	(1,801)	(1,945)	(2,229)
Other than temporary loss on securities	—	—	—	—	7
Other (other gains and fair value loss on interest rate caps)	—	(93)	81	—	—
Core total revenues	67,823	56,740	33,654	33,761	33,251
Non-interest expense	46,723	72,974	23,367	21,789	23,339
Merger-related expenses	(388)	(9,068)	(714)	(1,516)	(542)
Charge for asset write-downs, retention and severance compensation	(255)	(22,167)	(564)	—	—
Charge on pension plan settlement	(1,486)	(2,743)	—	—	—
Amortization of intangible assets	(2,511)	(1,875)	(310)	(337)	(388)
Core non-interest expense	42,083	37,121	21,779	19,936	22,409
Core efficiency ratio	62.0%	65.4%	64.7%	59.1%	67.4%
The Company believes the core operating efficiency ratio is a useful tool to help assess a company’s core operating performance.

The following table shows the reconciliation of net income (loss) and earnings (loss) per share excluding merger-related expenses, a charge for asset write-downs, core conversion, retention and severance compensation, a charge on settlement of benefit pension plans and the amortization of non-compete agreements:

Income (loss) before income tax expense	$14,920	$(20,950)	$8,641	$9,209	$8,732
Income tax expense (benefit)	4,588	(6,948)	3,312	2,833	2,203
Net income (loss)	10,332	(14,002)	5,329	6,376	6,529

Merger-related expenses	388	9,068	714	1,516	542
Charge for asset write-downs, core conversion, retention and severance compensation	678	22,167	564	—	—
Charge on benefit plans settlement	1,486	2,743	—	—	—
Amortization of non-compete agreements	1,497	998	—	—	—
Total charges	4,049	34,976	1,278	1,516	542
Income tax (benefit)	(1,178)	(11,600)	(490)	(466)	(137)
Total charges net of tax benefit	2,871	23,376	788	1,050	405
Net income excluding total charges	$13,203	$9,374	$6,117	$7,426	$6,934

Weighted average diluted shares[1]	83,794,107	70,707,292	43,859,834	43,906,158	43,848,486
Diluted EPS as reported	$0.12	$(0.20)	$0.12	$0.15	$0.15
Diluted EPS excluding total charges	0.16	0.13	0.14	0.17	0.16
The Company believes the presentation of its net income excluding total charges provides a useful tool to help assess a company’s profitability.
[1] For the first fiscal quarter of 2014 represents diluted share calculation to compute diluted EPS assuming net income.

Sterling Bancorp and Subsidiaries                                         NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
The following table shows the reconciliation of return on tangible assets and core return on tangible assets:
Average assets	$6,747,546	$6,013,816	$3,907,960	$3,745,356	$3,804,660
Average goodwill and other intangibles	(439,613)	(347,538)	(169,164)	(169,509)	(170,042)
Average tangible assets	6,307,933	5,666,278	3,738,796	3,575,847	3,634,618
Net income (loss)	10,332	(14,002)	5,329	6,376	6,529
Net income (loss), if annualized	41,902	(55,551)	21,142	25,574	26,479
Return on average tangible assets	0.66%	(0.98)%	0.57%	0.72%	0.73%
Core net income (see reconciliation on page 11)	$13,203	$9,374	$6,117	$7,426	$6,934
Annualized core net income	53,546	37,190	24,269	29,786	28,121
Core return on average tangible assets	0.85%	0.66%	0.65%	0.83%	0.77%
The company believes that the core return on average tangible assets is a useful too to help assess a company’s profitability.

The following table shows the reconciliation of net (loss) income and core net income for the six months ended March 31:
				For the six months ended
				3/31/2014	3/31/2013
(Loss) income before income tax expense				$(6,032)	$18,818
Income tax (benefit) expense				(2,361)	5,269
Net (loss) income				(3,671)	13,549

Merger-related expenses				9,456	542
Charge for asset write-downs, core conversion, retention and severance				22,845	—
Charge on pension plans settlement				4,229	—
Amortization of non-compete agreements				2,495	—
Total charges				39,025	542
Income tax (benefit)				(12,683)	(152)
Total charges net of tax benefit				26,342	390
Net income excluding total charges				$22,671	$13,939

Weighted average diluted shares				76,924,082	43,790,915
Diluted EPS as reported				$(0.05)	$0.31
Diluted EPS excluding total charges				0.29	0.32
The Company believes the presentation of its net income excluding total charges provides a useful tool to help assess a company’s profitability.